Exhibit 99.1

October 24, 2000

FROM:
C.H. Robinson Worldwide, Inc.
8100 Mitchell Road, Suite 200
Eden Prairie, Minnesota 55344

Angie Freeman, investor relations (952) 937-7847

FOR IMMEDIATE RELEASE

C.H. ROBINSON WORLDWIDE ANNOUNCES TWO-FOR-ONE STOCK SPLIT

        MINNEAPOLIS, Oct. 24 - C.H. Robinson Worldwide, Inc. (Nasdaq: CHRW) announced today that its Board of Directors has declared a two-for-one stock split, effected in the form of a 100 percent stock dividend.

       The new shares will be distributed on December 1, 2000 to shareholders of record as of the close of business on November 10, 2000. This is the first C.H. Robinson stock split since its initial public offering in October 1997. As of October 24, 2000, there were approximately 42,237,050 shares outstanding. The transfer agent for the share distribution will be Wells Fargo Bank Minnesota, N.A. [Telephone: (800) 468-9716 or (651) 450-4064.]

       Founded in 1905, C.H. Robinson Worldwide, Inc., is one of the largest third-party logistics companies in North America, with 1999 gross revenues of $2.3 billion. C.H. Robinson is a global provider of multimodal transportation services and logistics solutions, operating through a network of 134 offices in North America, South America, and Europe. C.H. Robinson maintains the single largest network of motor carrier capacity in North America through contracts with more than 20,000 motor carriers, and is one of the largest third-party providers of intermodal services in the United States. For more information, visit our Web site at www.chrobonson.com.

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